EXHIBIT 99.1

Neurotrope Board of Directors Appoints Chairmen Ramat and Freiman as Interim Co-CEOs

Plantation, FL – July 18, 2014 – Neurotrope, Inc. (OTCQB: NTRP) today announced that on July 16, 2014, its Board of Directors appointed Co-Chairmen Charles S. Ramat and Paul Freiman as Co-Chief Executive Officers on an interim basis, effective immediately. Messrs. Ramat and Freiman replace Dr. James New, who is no longer Chief Executive Officer of Neurotrope Bioscience, Inc., (a wholly-owned subsidiary of the Company) or the Company and whose employment agreement with Neurotrope Bioscience Inc. terminated as of July 16, 2014. The Board has begun a search for a permanent Chief Executive Officer. Dr. New remains a member of the Company’s Board of Directors.

“We recognize Jim’s contributions to Neurotrope and are thankful for his management leadership over the past year,” stated Messrs. Ramat and Freiman. “We wish him the best in his future endeavors.”

Mr. Ramat is currently a private investor and has extensive operational and general business experience in several industries including: biotechnology, medical devices, commercial finance, real estate and mobile communications. From December 2009 until December 2013, Mr. Ramat was a principal investor and consultant to Continental Home Loans, the third largest FHA mortgage originator in New York State, with operations in 22 states and with annual originations and servicing portfolio both in excess of $1 billion. Since 2006, he has developed land, principally 1,000 acres of private gated communities, with a strong emphasis on environmentally friendly practices, in upstate New York. From 2002 to 2005, Mr. Ramat was the President and Chief Executive Officer of Kushner Companies, managing 25,000 apartment units and a commercial portfolio exceeding five million square feet.

Mr. Freiman is currently an independent pharmaceutical and biotechnology industry consultant. He serves as Chairman of Chronix BioMedical and is a member of the NovaBay Pharmaceutical Board of Directors. In the past, Mr. Freiman served on the Boards of Otsuka America, Inc. and several biotechnology companies based in the United States and Singapore. He also served as President and Chief Executive Officer of Neurobiological Technologies, Inc. (OTC: NTII) and as a member of its Board of Directors. In addition, Mr. Freiman served as Chairman and Chief Executive Officer of Syntex Corporation which was sold to The Roche Group for $5.3 billion during his tenure as well as Chairman of the Board for the Pharmaceutical Research and Manufacturers Association of America (PhRMA), an organization that represents the country’s leading innovative biopharmaceutical research and biotechnology companies, which are devoted to discovering and developing medicines that enable patients to live longer, healthier, and more productive lives.

About Neurotrope

Neurotrope was formed in October 2012 in order to license, develop and commercialize various novel therapeutic and diagnostic technologies for the Blanchette Rockefeller Neurosciences Institute (BRNI). Neurotrope’s pipeline currently includes the drug candidate, bryostatin, for the treatment of Alzheimer’s disease; a minimally invasive, diagnostic biomarker analysis system which will assess the presence of Alzheimer’s in patients, and; potent treatments for a number of orphan diseases, including Fragile X Syndrome.  The company’s preclinical and clinical efforts are focused on the development of conventional small molecules that are extraordinarily potent in the activation of the enzyme PKCepsilon, which has been shown to play a central role in the regrowth or repair of nervous tissues, cells or cell products. A Phase 2a study with bryostatin in the treatment of Alzheimer’s disease, being developed in collaboration with BRNI, is scheduled to commence in July 2014.

Please visit www.neurotropebioscience.com for further information.

Forward-Looking Statements

Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements. Forward-looking statements may include, without limitation, statements regarding (i) the plans and objectives of management for future operations, including plans or objectives relating to the development of commercially viable pharmaceuticals, (ii) a projection of income (including income/loss), earnings (including earnings/loss) per share, capital expenditures, dividends, capital structure or other financial items, (iii) the Company’s future financial performance and (iv) the assumptions underlying or relating to any statement described in points (i), (ii) or (iii) above. Such forward-looking statements are not meant to predict or guarantee actual results, performance, events or circumstances and may not be realized because they are based upon the Company’s current projections, plans, objectives, beliefs, expectations, estimates and assumptions and are subject to a number of risks and uncertainties and other influences, many of which the Company has no control over. Actual results and the timing of certain events and circumstances may differ materially from those described by the forward-looking statements as a result of these risks and uncertainties. Factors that may influence or contribute to the inaccuracy of the forward-looking statements or cause actual results to differ materially from expected or desired results may include, without limitation, the Company’s inability to obtain adequate financing, the significant length of time associated with drug development and related insufficient cash flows and resulting illiquidity, the Company’s inability to expand the Company’s business, significant government regulation of pharmaceuticals and the healthcare industry, lack of product diversification, volatility in the price of the Company’s raw materials, existing or increased competition, results of arbitration and litigation, stock volatility and illiquidity, and the Company’s failure to implement the Company’s business plans or strategies. These and other factors are identified and described in more detail in the Company’s filings with the SEC, including the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013 and Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2014. The Company does not undertake to update these forward-looking statements.

For additional information, please contact:

Robert Weinstein

Chief Financial Officer

(914) 295-2765

rweinstein@neurotropebioscience.com

www.neurotropebioscience.com